FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ACQUISITION OF WANDO TRUCKING

Cudahy, WI - April 30, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) announced today that it has acquired all of the outstanding stock and the Charleston, South Carolina property of Wando Trucking (“Wando”), a provider of intermodal transportation and related services in the Southeast. Wando primarily transports imports and exports including raw rubber, building materials, paper, and plastics from the ports of Charleston, South Carolina and Savannah, Georgia. The purchase price was approximately $9.0 million. The acquisition was financed with borrowings under Roadrunner's credit facility.

Brian van Helden, President of Roadrunner's Truckload and Logistics business segment, said, “The Wando acquisition enhances the scale of our intermodal services in the Southeast and provides better access to the ports of Charleston and Savannah. We look forward to supporting and expanding Wando's strong customer relationships and service record as we pursue continued growth in the business.”

During calendar year 2012, Wando generated approximately $13.0 million in revenues. Wando is expected to be accretive to Roadrunner's earnings in 2013.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance, including statements regarding the impact of the Wando acquisition on the scale of Roadrunner's intermodal services in the Southeast, the growth of Wando's business, and Roadrunner's expectation that Wando will be accretive to Roadrunner's earnings in 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.

Contact

Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0217
ir@rrts.com

# # #